Exhibit 4.14

REPRESENTATIVE AGREEMENT

This Agreement (the “Agreement”) entered into on the 22nd day of September, 2006 by and between Can-Fite BioPharma, Ltd., having its principal place of business at 10 Bareket St. Petach Tikva, Israel (the “Company”), and Fuji Techno Interface Ltd., a company organized under the laws of the State of Japan, having its principal place of business at Kioicho Hills lF, 3-32 Kioicho Chiyoda –ku, Tokyo 102-0094, Japan (the “Representative”).

WITNESSETH

WHEREAS	the Company intends to execute a License Agreement (the “License Agreement”) with Seikagaku Corporation (the “SKK”), under the terms and conditions as set forth in the License Agreement, attached hereto as Schedule A; and

WHEREAS	the Company and the Representative have entered into an agreement dated May 12, 2004 for the appointment of the Representative as the Company’s agent to source a collaboration with SKK (the “Original Agreement”); and

WHEREAS	the Representative has represented, assisted and advised the Company in the negotiations with SKK which have led to the intended execution of the License Agreement; and

WHEREAS	the parties hereto desire to replace the Original Agreement with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises, obligations and undertakings as set forth herein the parties agree as follows:

1.	ENGAGEMENT OF REPRESENTATIVE BY THE COMPANY

1.1	The Company has utilized the Representative’s services, for the purpose of assisting and advising the Company in the negotiations with SKK, regarding, the subject matter of the License Agreement (the “Services”).

1.2	The Representative has assisted in coordinating and arranging meetings between the Company and SKK, and participated in such meetings as required by the Company, and otherwise has assisted and advised the Company in the negotiations with SKK, which have led to the intended execution of the License Agreement.

2.	THE REPRESENTATION FEE

2.1.	The Representative shall be entitled to receive from the Company a representation fee under the terms and conditions as set forth in Schedule B attached hereto (the “Representation Fee”).

2.2.	The Representative shall not be entitled to any other payments for its Services, other than the Representation Fee.

2.3.	The Representative shall be solely responsible for any and all costs or expenses that it may incur and/or has incurred in the performance of the Services. Furthermore,

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3.	CONFIDENTIALITY

Upon the execution of this Agreement the Representative shall sign and be subject to the Non Disclosure Agreement attached hereto as Schedule C.

4.	NOTICES

All notices shall be given by one party to the other, in writing, and shall be presumed given or made to the other party if served either personally or if deposited in the certified or registered mail. If such notice is served personally, service shall be conclusively deemed made at the time of such personal service. All notices shall be given to the addresses set forth above. Any party hereto may change its address for the purpose of receiving notices or other communications by a written notice given in the manner of aforesaid to the other party hereto.

5.	ASSIGNMENT

This Agreement may not be assigned by either party without the prior written consent of the other party.

6.	GOVERNING LAW

This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of State of New York, without reference to conflicts of laws principles.

7.	MISCELLANEOUS

7.1	The Representative agrees and declares that he has no power or authority to make any commitments, undertakings or agreements in the name of and/or on behalf of the Company, whether verbal or written, and will not hold himself out as having any such power or authority.

7.2	Each of the parties hereto is an independent contractor, and is not a partner of the other party.

7.3	All the terms used in this Agreement, and in the Schedules attached hereto, shall have the same meaning as defined in the License Agreement, unless otherwise specifically stated.

7.4	This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties, including the Original Agreement, are expressly canceled.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year herein above written.

COMPANY:		REPRESENTATIVE:

Can-Fite BioPhafina, Ltd		Fuji Techno Interface Ltd

/s/ Pnina Fishman		/s/ Osamu Fujimaki
Name:	Pnina Fishman	Name:	Osamu Fujimaki
Title:	CEO	Title:	President
Date:	September 22, 2006	Date:	September 28, 2006

/s/ Ilan Cohn
Name:	Ilan Cohn
Title:	Vice Chairman
Date:	September 22, 2006

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Schedule A

LICENSE AGREEMENT

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Schedule B

THE REPRESENTATION FEE

1.	Subject to the final and definitive execution of the License Agreement between the Company and SKK, the Representative shall be entitled to receive a Representation Fee according to the following terms and conditions (any capitalized terms set out herein shall have the definition ascribed to them in the License Agreement, unless otherwise specifically stated):

1.1	General Payments

1.1.1	Upon the Upfront Payment, the Representative shall be entitled to receive an amount in cash equal to 5% of the Consideration (as defined below) received by the Company from SKK, according to the terms of the License Agreement.

1.1.2	On January 1 of each year following the execution of the License Agreement and until the earlier of (i) the filing by SKK of a New Drug Application with a Regulatory Authority in Japan for the first indication or (ii) the fifth (5th) anniversary of the Effective Date, the Representative shall be entitled to receive an amount in cash equal to 5% of the Consideration received by the Company from SKK, according to the terms of the License Agreement.

1.2	Milestone Payments

Upon the occurrence of each of the Milestones set forth in the License Agreement and as detailed herein, the Representative shall be entitled to receive an amount in cash equal to 5% of the Consideration received by the Company from SKK, according to the terms of the License Agreement:

1.2.1	Upon Marketing Authorization in Japan for rheumatoid arthritis or other first indication.

1.2.2	Upon commencement of first Clinical Study in Japan, whether or not SKK employs Bridging Strategy.

1.2.3	Upon commencement of Phase II Clinical Trial in Japan for the first indication, whether or not SKK employs Bridging Strategy.

1.2.4	Upon submission of NDA to Regulatory Authority in Japan for first indication, whether or not SKK employs bridging strategy.

1.2.5	If SKK does not employ Bridging Strategy: upon commencement of Phase III Clinical Trial in Japan for first indication.

1.2.6	Upon Marketing Authorization in Japan for the second indication.

1.2.7	Commencement of each Phase III Clinical Trial in Japan for each indication after first indication

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2.	“Consideration” shall mean, for the purpose of this Schedule B, the net proceeds actually received by the Company from SKK free of any withholding taxes deducted at source, with regard to each separate payment, set out above, and which shall become due and actually paid to the Company by SKK, pursuant the execution of the License Agreement, and according to the terms and conditions set forth thereof.

3.	The Company’s obligation to pay the Representation Fee is expressly subject and contingent upon the Consideration being actually and directly paid to the Company, and received by the Company from SKK according to the terms and conditions of the License Agreement.

4.	The Representation Fee shall be paid by the Company to the Representative within 30 days of receipt of the Consideration by the Company. If the Consideration shall be paid to the Company in installments and provided that such installments are subject to certain performance or milestones required under the License Agreement, then the Company shall pay the Representative a respective portion of the Representation Fee, according to the above percentage due, from each installment received, within 30 days from its receipt.

5.	If any amount to be paid by the Company to the Representative under this Agreement is subject to governmental income tax in Israel which the Company is required to pay or withhold and to the extent that such tax are in the nature creditable against Israel income taxes to be paid by the Company, the Company may deduct such tax from the said amount at a rate not exceeding the then prevailing rate ‘provided for in relevant provisions of the Convention between the Governments of Israel and Japan for the A voidance of Double Taxation and the Evasion of Taxes dated March 8, 1993 (effective as of January 1, 1994) and shall furnish to the Representative the official tax receipts which are applicable to such payments or withholdings and which designate the Representative as the tax payer. Any other duty, tax or charge levied thereon outside Japan shall be borne and paid by the Company without deduction from the amount payable by the Company hereunder.

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Schedule C

NON DISCLOSURE AGREEMENT

This Non Disclosure Agreement (the “NDA”) entered into on the 22nd day of September (the “Effective Date”), 2006 by and between Can-Fite BioPharma, Ltd., having its principal place of business at 10 Bareket St. Petach Tikva, Israel (the “Disclosing Party”), and Fuji Techno Interface Ltd, a company organized under the laws of the State of Japan, having its principal place of business at Kioicho Hills l.F 3-32 Kioicho Chiyoda –ku Tokyo 102-0094, Japan (the “Reciveing Party”).

WITNESSETH

WHEREAS, the DISCLOSING PARTY has disclosed and wishes to disclose to the RECEIVING PARTY certain information relating to the DISCLOSING PARTY’s technology (the “Technology”) and business issue relating thereto (the “Confidential Information”), all of which information the DISCLOSING PARTY deems to be confidential; and

WHEREAS, the RECEIVING PARTY has been willing and is willing to receive such information from the DISCLOSING PARTY for the purpose of assisting and advising the Company in the negotiations and ongoing relationships with SKK, regarding, among others, the subject matter of the License Agreement (the “Project”) and any other business matter relating to the Technology; and

WHEREAS, the RECEIVING PARTY acknowledges the sensitivity of the Confidential Information.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.	This Agreement shall terminate upon the later to occur of completion of the Project or seven years from the Effective Date first stated above, whichever occurs first. Notwithstanding the aforesaid, the RECEIVING PARTY’s undertaking to maintain the Confidential Information (as defined below) in strictly confidence shall continue for a period of five (5) years after the termination of this Agreement.

2.	Confidential Information shall , any and all inventions, ideas, discoveries, data, · instructions, designs, information, components, methods, tools, developments, innovations, techniques, materials, technology, protocols, procedures, results, formulae, trade secrets, know-how and other non-public and proprietary materials, products, processes or information, including research, product plans, manufacturing processes, manufacturing or operating costs, services, software, hardware, customer lists, price lists, business plans, marketing plans or financial information, that is or was disclosed or supplied by the Disclosing Party to the Receiving Party in connection with the Project. Disclosures by a Party’s Affiliate shall be deemed disclosures by that Party, and disclosures to a Party’s Affiliate shall be deemed disclosures to that Party

3.	The RECEIVING PARTY shall (a) use the Confidential Information solely to the extent necessary for the purpose of the Project; (b) restrict disclosure of the confidential Information to those of its employees who are directly responsible for the fulfillment of such purpose; and (c) disclose the Confidential Information only to the extent it is strictly necessary for each such employees to perform such duties for the RECEIVING PARTY Before making any disclosure of the Confidential Information to such employee, the RECEIVING PARTY shall ensure that such employee is bound by a Confidentiality and Nondisclosure Agreement which prohibits such employee from disclosing the Confidential Information. Notwithstanding the forgoing, the RECEIVING PARTY shall be jointly liable to the DISCLOSING PARTY with each of its employees and ex-employees, at all times, regardless of termination of any labor, employment or other relationship, for any breach of confidentiality or nondisclosure obligation by any such person in connection with the Confidential Information.

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4.	Information shall not be deemed confidential, and the RECEIVING PARTY shall have no obligation with respect to any such information, which the RECEIVING PARTY can evidence, to the DISCLOSING PARTY by appropriate documentation:

(i)	Is already known to the RECEIVING PARTY; or

(ii)	Is or becomes publicly known through no wrongful act of the RECEIVING PARTY; or

(iii)	Is independently developed by the RECEIVING PARTY or is rightfully received by the RECEIVING PARTY from a third party without restriction and without breach of this Agreement; or

(iv)	Is approved for release by written, authorization of the DISCLOSING PARTY.

5.	The Confidential Information is and shall always remain the exclusive property of the DISCLOSING PARTY, and the RECEIVING PARTY hereby acknowledges the right, title and interest of the DISCLOSING PARTY in and to the Confidential Information. The RECEIVING PARTY will not at any time infringe, contest, dispute or question such right, title or interest nor aid others in doing so directly or indirectly. The Provision of this Section will not apply to Confidential Information previously known to The RECEIVING PARTY as provided in Section 4 above.

6.	The RECEIVING PARTY shall use the same standard of care it uses to protect its own, Confidential Information to avoid disclosure to any third party of any the DISCLOSING PARTY Confidential Information for the duration of this Agreement and for a period of five (5) years from the Effective Date of the termination of this Agreement. The RECEIVING PARTY shall not disclose to other of its customers, clients, contractors, suppliers or other affiliates its relationship with the DISCLOSING PARTY nor the Project which is the substance of this Agreement.

7.	All the DISCLOSING PARTY’s Confidential Information and all tangible forms of such information including, but not limited to, business information, data, documents, drawings, specifications, prototypes, and software received hereunder by the RECEIVING PARTY from the DISCLOSING PARTY shall remain the property of the DISCLOSING PARTY. Upon written request by the DISCLOSING PARTY, the RECEIVING PARTY shall return to the DISCLOSING PARTY all tangible forms of the DISCLOSING PARTY Confidential Information, including any and all copies thereof, except for one copy which may be retained by an attorney for the RECEIVING PARTY for archival purposes.

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8.	Nothing contained in this Agreement shall be construed as (i) requiring the DISCLOSING PARTY to disclose, or the RECEIVING PARTY to accept, any particular information, or (ii) granting to the RECEIVING PARTY a license, either express or implied, under any patent, copyright, trade secret, or other intellectual property rights now or hereafter owned, obtained, or licensable by the DISCLOSING PARTY.

9.	This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of State of New York, without reference to conflicts of laws principles, and only the courts sitting in that State shall have exclusive jurisdiction of the parties for the purposes of adjudicating any disputes under this Agreement. The RECEIVING PARTY acknowledges that the Confidential Information is the valuable proprietary information and/or confidential trade secrets of the DISCLOSING PARTY and that the DISCLOSING PARTY will sustain irreparable financial and business loss by any breach of the terms of this Agreement, in the event of a breach of this Agreement by the RECEIVING PARTY, the DISCLOSING PARTY shall be entitled, without prejudice to all attendant remedies, to all injunction or other court-order relief that may be available against a threatened or continuing breach. The parties further agree that service of process may be accomplished by certified mail, as follows:

If to the DISCLOSlNG PARTY:

10 Bareket St.

Petach Tikva

Israel

Tel:      (972)-3-924-1114

Fax:     (972)-3-924-9378

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If to the RECEIVING PARTY

Kioicho Hills 1F 3-32

Kioicho Chiyoda –ku

Tokyo 102-0094

Japan

Tel:       +81-3-5210-2231

Fax:       +81-3-5210-5050

10.	Neither party under this NDA shall publicly announce or disclose the existence of this NDA, or its contents, any discussions relating thereto, or the discussions of the business relationship being considered, without the prior consent of the other party or except as may be required by law, in which case the party required to make disclosure shall give the other party the maximum feasible prior notice of such disclosure.

11.	This Agreement expresses the entire agreement and understanding between the parties respecting the subject matter hereof and shall not be modified except by a writing signed by authorized representatives of the parties on or after the date hereof.

12.	The persons executing this Agreement for and on behalf of the parties hereto represent that they are fully authorized to do so for and on behalf of their respective principals.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date first written above.

THE DISCLOSING PARTY		THE RECEIVING PARTY

/s/ Pnina Fishman		/s/ Osamu Fujimaki
Can-Fite BioPharma, Ltd		Fuji Techno Interface Ltd
By:	Pnina Fishman	By:	Osamu Fujimaki
Title:	CEO	Title:	President
Date:	September 22, 2006	Date:	September 28, 2006

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